Exhibit 99

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In the last several quarterly messages, I have begun by sharing some of my general thoughts about the U.S. economy, the impact the recession is having on the banking system and how all of this impacts First Mid and our investments in First Mid. While my outlook is more favorable than it was a year ago at this time, it is also clear that the economy, banks as a group and First Mid still have some obstacles to overcome. The unemployment rate in the U.S. is nearly 10 percent, our state has major financial challenges and, while better than most peer financial institutions, our asset quality is not as strong as we have become accustomed to in years past.  Nevertheless, our financial performance for the first quarter of 2010 has improved and we feel confident in the future.

Earnings for the first three months of 2010 amounted to $2.5 million or $.32 per diluted share compared to $2.2 million or $.31 per diluted share for the same period in 2009.  Most of this increase resulted from increased net interest income ($9.4 million in 2010 compared to $8.6 million in 2009), much of which was offset by a decline in non-interest income ($3.1 million in 2009 compared with $3.7 million in 2009). While most components of non-interest income were relatively unchanged from 2009, we recognized a one-time non-recurring gain of $1 million last year from the sale of our merchant card servicing portfolio. Non-interest expense declined somewhat, primarily as a result of the one-time $.5 million FDIC special insurance assessment which we incurred in 2009. In both 2010 and 2009, we recognized non-cash impairment charges on trust preferred securities which we hold in the investment portfolio. These charges totaled $623 thousand in the first quarter of 2010 compared to $869 thousand in the first quarter of 2009. Trust preferred securities are pooled debt obligations of other banks and, with the continued stress in the banking industry, many institutions have elected to defer interest payments on their obligations. When this happens, holders of the obligations have no choice other than to write-down the securities to reflect these deferrals.

While we have continued to work asset quality issues as aggressively as possible, our non accrual loans increased to $16.3 million at March 31, 2010, compared to $12.7 million at December 31, 2009. Such loans amount to 2.37 percent of total loans up from 1.81 percent at the end of 2009.  While some loans moved off of the non- accrual list during the first quarter, others were added which is indicative of the stress being felt by our borrowers during this recession. Loan charge-offs during the quarter amounted to $693 thousand compared to $198 thousand during the first quarter of 2009 and the provision for possible loan losses was $760 thousand in 2010, compared with $600 thousand in the first quarter of 2009.

Our capital remains quite strong with our capital ratios well in excess of the requirement needed to be classified as well-capitalized.

Quietly, and with little fanfare, we celebrated our 145th anniversary on April 17, 2010. In this age of allegations, bail-outs and general mistrust, First Mid has built a reputation premised on honesty, integrity and ethical behavior. These principles have stood the test of time and have allowed us to build an organization in which you, as shareholders, can take a great deal of pride. On behalf of the Board and the members of your management team, I thank you for your continued support.

Very Truly Yours,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

April 28, 2010

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Mar 31	Dec 31
	2010	2009

Assets
Cash and due from banks	$16,157	$20,243
Federal funds sold and other interest-bearing deposits	98,031	79,512
Investment securities:
Available-for-sale, at fair value	236,475	238,697
Held-to-maturity, at amortized cost (estimated fair value of $321 and
$469 at March 31, 2010 and December 31, 2009, respectively)	314	459
Loans	686,702	700,750
Less allowance for loan losses	(9,529)	(9,462)
Net loans	677,173	691,288
Premises and equipment, net	15,247	15,487
Goodwill, net	17,363	17,363
Intangible assets, net	2,656	2,832
Other assets	24,108	29,274
Total assets	$1,087,524	$1,095,155

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$124,225	$128,726
Interest bearing	727,756	711,684
Total deposits	851,981	840,410
Repurchase agreements with customers	65,192	80,386
Other borrowings	27,750	32,750
Junior subordinated debentures	20,620	20,620
Other liabilities	7,900	9,768
Total liabilities	973,443	983,934
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares; issued
4,927 shares in 2010 and 2009)	24,635	24,635
Common stock ($4 par value; authorized 18,000,000 shares; issued
7,390,122 shares in 2010 and 7,364,959 shares in 2009)	29,560	29,460
Additional paid-in capital	27,198	26,811
Retained earnings	64,115	62,144
Deferred compensation	2,828	2,894
Accumulated other comprehensive income (loss)	968	464
Treasury stock at cost, 1,288,202 shares in 2009
and 1,282,076 in 2009	(35,223)	(35,187)
Total stockholders’ equity	114,081	111,221
Total liabilities and stockholders’ equity	$1,087,524	$1,095,155

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the period ended March 31,	2010	2009

Interest income:
Interest and fees on loans	$9,914	$10,863
Interest on investment securities	2,235	2,084
Interest on federal funds sold & other deposits	61	34
Total interest income	12,210	12,981
Interest expense:
Interest on deposits	2,186	3,573
Interest on repurchase agreements with customers	30	26
Interest on other borrowings	343	445
Interest on subordinated debt	260	316
Total interest expense	2,819	4,360
Net interest income	9,391	8,621
Provision for loan losses	760	604
Net interest income after provision for loan losses	8,631	8,017
Non-interest income:
Trust revenues	624	579
Brokerage commissions	129	79
Insurance commissions	644	745
Services charges	1,076	1,134
Securities gains (losses), net	241	0
Impairment losses on securities	(623)	(869)
Mortgage banking revenues	96	88
Other	881	1,910
Total non-interest income	3,068	3,666
Non-interest expense:
Salaries and employee benefits	4,368	4,204
Net occupancy and equipment expense	1,278	1,314
FDIC insurance	318	636
Amortization of intangible assets	176	192
Other	1,650	2,037
Total non-interest expense	7,790	8,383
Income before income taxes	3,909	3,300
Income taxes	1,361	1,115
Net income	$2,548	$2,185

Per Share Information (unaudited)
For the period ended March 31,	2010	2009
Basic earnings per common share	$0.32	$0.31
Diluted earnings per common share	$0.32	$0.31
Book value per share at Mar 31	$14.66	$13.61
Market price of stock at Mar 31	$16.50	$19.90

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the period ended March 31,	2010	2009

Balance at beginning of period	$111,221	$82,778
Net income	2,548	2,185
Dividends on preferred stock and common stock	(577)	(253)
Issuance of preferred and common stock	442	23,331
Purchase of treasury stock	(102)	(1,042)
Deferred compensation and other adjustments	45	105
Changes in accumulated other comprehensive income (loss)	504	(1,168)
Balance at end of period	$114,081	$105,936

CONSOLIDATED CAPITAL RATIOS		Threshold
	As of	for “Well-
First Mid-Illinois Bancshares, Inc.	Mar 31,	Capitalized”
Primary Capital Measurements (unaudited):	2010	Designation

Leverage ratio	10.89%	5%
Tier 1 capital to risk-weighted assets	15.41%	6%
Total capital to risk-weighted assets	16.59%	10%